EXHIBIT 20.2



                 QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS


Q: WHAT WILL HAPPEN IN THE TRANSACTIONS?

A: In the proposed transactions, we intend to acquire both Normandy and Franco-Nevada to create the world's largest gold producer. It is also possible that we will acquire less than all of the shares of Normandy, either together with or separately from an acquisition of Franco-Nevada. We refer to the combined company that will result from the transactions as "New Newmont."

   To acquire Normandy, we are making an off-market bid for all of the outstanding ordinary shares in the capital of Normandy in exchange for 3.85 shares of Newmont common stock plus A$50.00 for every 100 Normandy shares. To acquire Franco-Nevada, we have entered into an arrangement agreement with Franco-Nevada, pursuant to which we intend to acquire all of the shares of Franco-Nevada for 0.8 of a share of Newmont common stock (or exchangeable shares, exchangeable for our common stock) for each Franco-Nevada common share.

   OUR BID FOR NORMANDY IS NOT CONDITIONED ON COMPLETION OF THE FRANCO-NEVADA TRANSACTION. However, completion of the Franco-Nevada transaction is conditioned on, among other things, Newmont and its associates achieving a relevant interest in at least 50.1% of the ordinary shares in the capital of Normandy, calculated on a fully diluted basis.

Q: WHAT IS THE "RESTRUCTURING" OF NEWMONT THAT IS BEING PROPOSED?

A: In connection with the transactions, Newmont intends to merge with its indirect, wholly owned subsidiary, Delta Acquisitionco Corp. ("Acquisitionco"), with Newmont continuing as the surviving corporation in the merger. Shares of Newmont common stock will be exchanged for shares of common stock of Delta Holdco Corp. ("Holdco"), a direct, wholly owned subsidiary of Newmont. In connection with the merger, Holdco would be renamed "Newmont Mining Corporation." If the merger is completed, stockholders of Normandy and Franco-Nevada also would receive shares of the new Newmont Mining Corporation in the transactions described above. THIS MERGER IS NOT A PREREQUISITE TO THE TRANSACTIONS. It is designed to facilitate the acquisitions of Normandy and Franco-Nevada and to create a flexible corporate structure for the combined group.


   It is possible that we may complete the acquisitions of Normandy and Franco-Nevada without completing the merger. HOWEVER, FAILURE TO APPROVE THE MERGER COULD LIMIT OUR ABILITY TO ACHIEVE CERTAIN OF THE BENEFITS OF THE TRANSACTIONS. See "The Transactions--Overview" on page 31.


Q: WHY DOES NEWMONT WANT TO ACQUIRE CONTROL OF NORMANDY AND FRANCO-NEVADA?

A: We believe that the acquisition of Normandy and Franco-Nevada will provide us with a number of benefits and allow us to pursue our strategy to deliver superior stockholder value, including:

    .  potential cost savings and synergies;

    .  exploration and development;

    .  scale and balanced political risk profile;

    .  financial strength and flexibility;

    .  leverage to gold price;

    .  superior management;

    .  growth; and

    .  market liquidity.


   See "The Transactions--Reasons for the Transactions" on page 40.


Q: WOULD THE FAILURE TO ACQUIRE FRANCO-NEVADA PREVENT NEWMONT FROM ACHIEVING
   THESE BENEFITS?

A: If we do not acquire Franco-Nevada the expected benefits of the transactions and their magnitude will be reduced; however, there would still be significant benefits realized from a combination of Newmont and Normandy.


   See "The Transactions--Reasons for the Transactions" on page 40.

Q: WHAT WILL NEW NEWMONT LOOK LIKE FOLLOWING THE TRANSACTIONS?

A: If the transactions are consummated in their entirety, New Newmont will become the world's leading gold company in terms of gold reserves, gold production and leverage to gold and will derive more than 70% of its production from politically and economically stable locations. The combination of Newmont, Normandy and Franco-Nevada will create one of the financially strongest companies in the gold industry. The transactions will strengthen our balance sheet and decrease our net-debt to net-book capitalization (after transaction costs) from 41% to an estimated 24%.

   Although we currently expect to consummate both transactions, there is a possibility that we will acquire Normandy while being unable to acquire Franco-Nevada. If we only acquire Normandy, New Newmont would still be the world's leading gold company in terms of reserves, gold production and leverage to gold and would still derive approximately 70% of its production from politically stable locations. However, our net-debt to net-book capitalization (after transaction costs) after the acquisition of Normandy only would be an estimated 40%.

Q: WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTIONS?


A: We expect to complete the transactions as quickly as possible once all the conditions to the transactions, including obtaining the necessary stockholder approvals, are fulfilled. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. We currently expect to complete the transactions before the end of February 2002.


Q: AFTER THE RESTRUCTURING AND THE TRANSACTIONS, WHAT WILL THE COMPANY BE
   CALLED AND WHERE WILL IT BE HEADQUARTERED?


A: Holdco will change its name to "Newmont Mining Corporation" after the restructuring. Our corporate headquarters will remain in Denver, Colorado. Newmont, which at that time will be a wholly owned subsidiary of Holdco, will change its name to "Newmont Gold Company." See "The
   Transactions--Overview" on page 31.


Q: WHAT WILL HAPPEN TO SHARES OF NEWMONT COMMON STOCK IN THE MERGER?

A: Holders of Newmont common stock will receive one share of Holdco common stock for each share of Newmont common stock that they own.

Q: WHAT WILL HAPPEN TO SHARES OF $3.25 CONVERTIBLE PREFERRED STOCK IN THE
   MERGER?

A: If we complete the merger, pursuant to the merger agreement, we have the option either to leave outstanding our $3.25 convertible preferred stock or exchange the outstanding shares of our $3.25 convertible preferred stock for shares of Holdco $3.25 convertible preferred stock. In either case, holders of convertible preferred stock after the merger will be entitled to vote together with the holders of common stock on all matters relating to Newmont (if we choose to leave outstanding our $3.25 convertible preferred stock) or Holdco (if we effect the exchange for Holdco convertible preferred stock).

   In general, absent non-payment of dividends, our $3.25 convertible preferred stock does not currently have voting rights and will not obtain further voting rights if we do not complete the merger.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO NEWMONT
   STOCKHOLDERS?

A: We expect that holders of Newmont common stock will not be required to pay any U.S. federal income tax as a result of the merger. Holders should consult their own tax advisors regarding the tax consequences to them of the merger.

Q: WHEN IS THE SPECIAL MEETING OF STOCKHOLDERS?


A: The special meeting will take place on February 13, 2002. The location of the special meeting is specified on the cover page of this document.

NORMANDY MINING LIMITED
100 Hutt Street
Adelaide, 5000, South Australia
Australia
+61-8-8303-1700

   Normandy is a company incorporated in Australia whose ordinary shares are listed on the ASX and whose ADSs are listed on the Toronto Stock Exchange (TSE) under the symbol "NDY". Normandy is Australia's largest gold producer, producing over two million ounces of gold each year. Normandy has extensive production and exploration interests, with operations in Australia, the United States, New Zealand, Turkey, Chile, Brazil, Canada, Ghana and Uganda. Normandy is also a producer of zinc concentrates (from its Golden Grove operations), cobalt (from Kasese Cobalt Company Limited) and magnesium (from Australian Magnesium Corporation Limited).

FRANCO-NEVADA MINING CORPORATION LIMITED
20 Eglington Avenue West, Suite 1900
Toronto, Ontario, Canada M4R 1K8
(416) 480-6480

   Franco-Nevada is a company incorporated under the laws of Canada. Its common shares are listed on the TSE under the symbol "FN", its class A warrants are listed on the TSE under the symbol "FN.WT" and its class B warrants are listed on the Canadian Venture Exchange (CDNX) under the symbol "YFN.WT.B".

   Franco-Nevada is the leading precious minerals royalty company and, by market capitalization, ranks among the largest gold companies in the world. Franco-Nevada continues to deliver superior returns to investors through its high-quality, high-margin assets in gold, platinum group metals, diamonds and oil and gas located in politically secure countries. Franco-Nevada, which is debt-free, has a very strong track record of successful investments. Franco-Nevada's key assets include its Goldstrike gold royalty in Nevada, its Stillwater platinum group metals royalty in Montana and its oil and gas royalties in western Canada. Franco-Nevada is also Normandy's largest shareholder, holding 446.1 million Normandy shares, which represents a 19.79% interest in Normandy, calculated on a fully diluted basis.


THE SPECIAL MEETING (PAGE 27)



   The special meeting of stockholders will be held on Wednesday, February 13, 2002, at 8:00 a.m., local time, at the Brown Palace Hotel, 321 17th Street, Denver, Colorado. At the special meeting, you will be asked to:


  .  adopt the merger agreement;

  . approve an amendment to our restated certificate of incorporation to increase the number of authorized shares of Newmont common stock from 250 million shares to 750 million shares in the event the restructuring contemplated by the merger agreement is not completed;

  . approve the issuance of Holdco common stock, or, in the event the restructuring contemplated by the merger agreement is not completed, Newmont common stock, to be issued to the stockholders of Normandy and Franco-Nevada pursuant to our proposed acquisitions of Normandy and Franco-Nevada; and

  . adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the above proposals.

RECORD DATE; VOTE REQUIRED (PAGES 27 AND 28)



   You can vote at the special meeting if you owned Newmont common stock at the close of business on January 4, 2002. On that date, the record date, there were 196,165,919 shares of Newmont common stock outstanding and entitled to vote. You can cast one vote for each share of Newmont common stock you then owned.


   Adoption of the merger agreement and approval of the amendment to our restated certificate of incorporation requires the affirmative vote of the holders of the majority of shares of Newmont common stock outstanding as of the record date. Approval of the share issuance requires the approval of the holders of a majority of the votes cast on the proposal, provided that at least a majority of the shares of Newmont common stock are voted at the special meeting.

   As of the close of business on the record date, Newmont directors and executive officers beneficially owned approximately 2% of the outstanding shares of Newmont common stock. These individuals have indicated that they intend to vote in favor of our proposals.


THE TRANSACTIONS (PAGE 31)



   THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS DOCUMENT. THE ARRANGEMENT AGREEMENT WITH FRANCO-NEVADA IS ATTACHED AS APPENDIX B TO THIS DOCUMENT. THE DEEDS OF UNDERTAKING WITH NORMANDY ARE ATTACHED AS APPENDIX C TO THIS DOCUMENT. PLEASE READ THESE DOCUMENTS CAREFULLY, AS THEY ARE THE LEGAL DOCUMENTS THAT GOVERN THE TRANSACTIONS.


   In the transactions, we intend to acquire both Normandy and Franco-Nevada to create the world's largest gold producer. We refer to the combined company resulting from one or both of these acquisitions as "New Newmont." To acquire Normandy, we are making an off-market bid for all the Normandy shares held by persons other than Franco-Nevada and its subsidiaries. To acquire Franco-Nevada, we have entered into the arrangement agreement, pursuant to which holders of Franco-Nevada common shares will receive 0.8 of a share of Newmont common stock (or exchangeable shares, exchangeable for Newmont common stock) for each of their Franco-Nevada common shares. Our bid for Normandy is not conditioned on completion of the Franco-Nevada transaction. However, the completion of the Franco-Nevada transaction is conditioned on us and our associates achieving a relevant interest in at least 50.1% of the Normandy shares, calculated on a fully diluted basis.

   To complete the transactions, our stockholders must approve the issuance of the shares of Holdco common stock or, in the event the merger is not completed, shares of Newmont common stock to be issued to Franco-Nevada stockholders pursuant to the arrangement agreement and to holders of Normandy shares pursuant to our bid for Normandy. In addition, if the common stock to be issued is Newmont common stock, our stockholders must approve an amendment to our restated certificate of incorporation to increase the number of authorized shares of Newmont common stock to be issued in connection with the transactions.


THE MERGER (PAGE 52)


       GENERAL: THE RESTRUCTURING


   In connection with the transactions, we propose a merger with Acquisitionco, an indirect, wholly owned subsidiary created for the purpose of effecting the merger. After the merger, we will survive as a wholly owned subsidiary of Holdco, which will become the holding company for the Newmont group and will directly own all the common stock of Newmont; Newmont will be renamed ''Newmont Gold Company.'' Holdco will be renamed "Newmont Mining Corporation," and you will become stockholders of the new Newmont Mining Corporation.

       CONVERSION OF NEWMONT STOCK

   If we complete the merger, each share of Newmont common stock will be converted, without any action on your part, into one share of Holdco common stock. Pursuant to the merger agreement, we have the option either to leave outstanding the shares of our $3.25 convertible preferred stock or to exchange the outstanding shares of our $3.25 convertible preferred stock for shares of Holdco $3.25 convertible preferred stock having the same preferences and rights with respect to Holdco. In either case, the holders of convertible preferred stock will be entitled to vote together with the holders of common stock on all matters relating to Newmont (if we choose to leave outstanding our convertible preferred stock) or Holdco (if we effect the exchange for Holdco convertible preferred stock). In either case, the aggregate voting power of the Holdco convertible preferred stock, as a class, or the Newmont convertible preferred stock, as a class, will be commensurate with the proportionate economic interest in Newmont of holders of Newmont convertible preferred stock, as a class, immediately prior to the completion of the merger.

   In general, absent non-payment of dividends, our $3.25 convertible preferred stock does not currently have voting rights and will not obtain further voting rights if we do not complete the merger.


   MANAGEMENT AND OPERATIONS AFTER THE TRANSACTIONS (PAGE 49)



   Upon completion of the transactions and the merger, Wayne W. Murdy, our current Chairman, President and Chief Executive Officer, will serve as Chairman and Chief Executive Officer of New Newmont. Pierre Lassonde, currently President and Co-Chief Executive Officer of Franco-Nevada, will serve as President of New Newmont.


   The New Newmont board of directors will consist of 17 members, including the current 12 directors of Newmont, Seymour Schulich and Pierre Lassonde, the co-chief executive officers of Franco-Nevada, one additional nominee from Franco-Nevada and two nominees from Normandy. Robert J. Champion de Crespigny, currently Chairman and Chief Executive Officer of Normandy, will be invited to fill one of the Normandy positions.

   If the Normandy transaction is completed but the Franco-Nevada transaction is not, New Newmont's board of directors will consist of 14 members, including the current 12 directors of Newmont and two nominees from Normandy. Mr. Champion de Crespigny will be invited to fill one of the Normandy positions. Mr. Murdy will serve as Chairman, President and Chief Executive Officer of New Newmont.


   OUR RECOMMENDATION TO STOCKHOLDERS (PAGE 45)


   Your board of directors has determined that the merger agreement, the proposed amendment to Newmont's restated certificate of incorporation, the issuance of shares and the proposed transactions with Normandy and Franco-Nevada are fair to and in the best interests of Newmont and its stockholders and has declared them advisable. Your board has approved the merger agreement, the proposed amendment to our restated certificate of incorporation and the issuance of the shares necessary to complete the transactions. YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE AMENDMENT TO NEWMONT'S RESTATED CERTIFICATE OF INCORPORATION, FOR THE ISSUANCE OF SHARES OF HOLDCO OR NEWMONT COMMON STOCK AND FOR THE ADJOURNMENT OF THE MEETING, IF NECESSARY, TO PERMIT THE SOLICITATION OF FURTHER VOTES IN FAVOR OF THESE PROPOSALS.


   TERMINATION (PAGE 52)


   The merger agreement may be terminated before the effective time of the merger, notwithstanding the adoption of the merger agreement by our stockholders, for any reason by any of the parties to the merger agreement.

   AUSTRALIAN FOREIGN ACQUISITIONS AND TAKEOVERS ACT. Under the Foreign Acquisitions and Takeovers Act 1975 (Cth) of Australia, we must notify the Foreign Investment Review Board (or "FIRB"), which acts on behalf of the Treasurer of Australia, before we acquire more than 15% of Normandy. The Treasurer may prohibit the acquisition, if he considers that it would be contrary to the national interest. The Treasurer must decide within 30 days whether he has any objection to the acquisition, or extend the time for making a decision by up to a further 90 days. The notification was lodged with FIRB on December 7, 2001; hence, the initial period for a decision was due to expire on January 6, 2002. On January 7, 2002 FIRB made an interim order in relation to our proposal. Although the interim order allows for a further period of 90 days for FIRB to examine our proposal, FIRB has stated that it has all the information which it requires to consider our proposal and anticipates that a recommendation to the Treasurer will be made much sooner.

   ADDITIONAL ANTITRUST APPROVALS. We and Normandy conduct operations in a number of other jurisdictions where regulatory filings or approvals may be required in connection with the offer. We have made or will make antitrust filings with the relevant authorities in Brazil and anticipate making appropriate antitrust filings in Germany. Notification has been made with the applicable Brazilian regulatory agency, and as a result, no waiting periods or approvals are required prior to completion of the offer. We are currently in the process of reviewing whether any other filings will be required or advisable in other jurisdictions, and currently intend to make the appropriate regulatory filings and applications if it is determined that such filings are required or advisable.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  INTERESTS OF NEWMONT DIRECTORS AND EXECUTIVE OFFICERS

   Some of our executives and directors have interests in the transactions that are or may be considered different from or in addition to the interests of our stockholders generally. Our board was aware of these interests when it approved the merger agreement and the merger. We summarize below the material interests of our executive officers and directors.


   At the effective time of the merger, each option with respect to a number of shares of Newmont common stock held by an executive officer or director will be converted into an option with respect to the same number of shares of Holdco common stock, subject to the terms of the plan and agreement under which the option was granted. As of January 4, 2002, our executive officers and directors held options, exercisable within 60 days, to purchase 3,207,528 shares of Newmont common stock. The terms of these options will not change as a result of the merger or the transactions.


  INTERESTS OF CERTAIN NORMANDY DIRECTORS AND EXECUTIVE OFFICERS

   If the acquisition of Normandy is completed, Robert J. Champion de Crespigny will be invited to join New Newmont's board of directors. If he accepts the position, he will be entitled to the fees and benefits to which directors of New Newmont will be entitled. In connection with Mr. Champion de Crespigny's proposed appointment to the board of New Newmont, it has been proposed that Mr. Champion de Crespigny agree to a voluntary escrow of Newmont CDIs which are issued to him under our offer for Normandy shares for a maximum period of two years from the issue date.

   See "Other Matters Relating to the Transactions--Champion de Crespigny Escrow Agreement."

  INTERESTS OF FRANCO-NEVADA DIRECTORS AND EXECUTIVE OFFICERS


   Certain officers and directors of Franco-Nevada have interests in the transactions that are different from those of Franco-Nevada shareholders generally.


   Seymour Schulich, Pierre Lassonde and seven other executives (collectively, the "executives") have employment agreements which have a term of five years and are automatically renewed annually. Franco-Nevada has the right by notice to the executive to terminate each executive's agreement at any time after the fifth anniversary of each agreement. Franco-Nevada also has the right to replace each agreement after the 14th month following a change of control provided the benefits of the new agreement are equal to or better than those in the agreement. On termination of the executive after a change of control and before the third anniversary of a change of control, Franco-Nevada must pay the executive the accrued amount of the executive's latest annual salary plus the last bonus to the date of termination as well as a termination payment (unless the executive is terminated for cause). The termination payment for both Seymour Schulich and Pierre Lassonde is US$750,000, and for the other executives ranges from C$100,000 to C$1,000,000. Under the agreements and Franco-Nevada's stock option plan, following a change of control all stock options held by the executives (other than Mr. Schulich) prior to a change of control become fully vested and must be exercised prior to the second anniversary of a change of control. Seymour Schulich does not hold any stock options.

   If the acquisition of Franco-Nevada is completed, Seymour Schulich and Pierre Lassonde will become directors of New Newmont and will be entitled to the fees and benefits to which directors of New Newmont will be entitled. If the acquisition is completed, Pierre Lassonde will become the President of New Newmont, Seymour Schulich will become Chairman of the merchant banking subsidiary of New Newmont and other executive officers of Franco-Nevada may become executive officers of New Newmont or the merchant banking subsidiary of New Newmont. As of this date, the terms of Mr. Lassonde's employment by New Newmont and the terms of Mr. Schulich's employment by the merchant banking subsidiary of New Newmont have not been determined. See "Other Matters Relating to the Transactions--Schulich and Lassonde Lock-Up and Escrow Agreements."

   The directors and officers of Franco-Nevada do not own any shares of Newmont common stock or any Normandy shares.

MANAGEMENT AND OPERATIONS AFTER THE TRANSACTIONS

   New Newmont's Board of Directors will initially consist of 17 members, including the current 12 directors of Newmont, the two Co-Chief Executive Officers of Franco-Nevada (Messrs. Seymour Schulich and Pierre Lassonde), one additional nominee from the board of Franco-Nevada, and two nominees from the board of Normandy. Mr. Champion de Crespigny will be invited to fill one of the Normandy positions. Wayne W. Murdy will serve as Chairman and Chief Executive Officer of New Newmont and Pierre Lassonde will serve as its President.

   If the Normandy transaction is completed but the Franco-Nevada transaction is not, New Newmont's board of directors will consist of 14 members, including the current 12 directors of Newmont and two nominees from Normandy. Mr. Champion de Crespigny will be invited to fill one of the Normandy positions. Mr. Murdy will serve as Chairman, President and Chief Executive Officer of New Newmont.

ACCOUNTING TREATMENT


   Under US GAAP, we will account for the acquisition of Normandy and Franco-Nevada using the purchase method of accounting.


LEGAL PROCEEDINGS


   AngloGold Limited has made an application to the Takeover Panel in Australia for certain orders in relation to our proposed bid for Normandy, on the basis that we may give Franco-Nevada and its shareholders benefits that are not offered to other Normandy shareholders, arising out of the agreements governing the transactions.



   On December 12, 2001, the Takeover Panel announced that it had declined AngloGold's application for a declaration of unacceptable circumstance in relation to our bid for Normandy.

                          THE ACQUISITION OF NORMANDY

   DELTA ACQUISITION LLC, A DELAWARE LIMITED LIABILITY COMPANY AND AN INDIRECT, WHOLLY OWNED SUBSIDIARY OF NEWMONT, IS MAKING THE BID DESCRIBED IN THIS SECTION. THEREFORE, UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES IN THIS SECTION "THE ACQUISITION OF NORMANDY" TO "NEWMONT" (INCLUDING REFERENCES TO WORDS SUCH AS "WE," "US" AND "OUR") AS THE ENTITY MAKING THE BID ARE REFERENCES TO DELTA ACQUISITION LLC.

THE OFFER FOR NORMANDY SHARES

   To acquire Normandy, we are making an off-market bid for the ordinary shares in the capital of Normandy. The consideration offered is 3.85 shares of Newmont common stock for every 100 Normandy shares. In addition, we will pay A$0.50 for each ordinary share of Normandy, or the U.S. dollar equivalent of that amount for holders outside Australia.

   Normandy shareholders who are located in the United States or are residents in Canada will receive their share consideration in the form of Newmont common stock. Normandy shareholders who are located outside the United States and are not residents in Canada (with certain exceptions) will receive CDIs, which will trade on the ASX. We anticipate that ten Newmont CDIs will represent one share of Newmont common stock. Holders of Newmont CDIs will participate fully in all dividends, other distributions and entitlements declared by us in respect of fully paid shares of Newmont common stock.

  OFFER PERIOD


   Unless the offer period is extended or the offer is withdrawn, the offer will remain open for acceptance by holders of Normandy shares during the period commencing on the date of the offer and ending at 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on February 15, 2002. Subject to applicable law, we may extend the offer period. In addition, if, within the last seven days of the offer period: the offer is varied (I.E., amended) to increase the consideration offered, or our voting power in Normandy increases to more than 50%, then, in accordance with applicable laws, the offer period will be mandatorily extended so that it ends 14 days after that event.


   In addition, if the offer period is not extended under the terms described above, in accordance with U.S. federal securities laws, we will extend the offer period if we vary the offer to decrease the consideration offered, within 10 business days of the then scheduled expiration of the offer period, so that the offer period will end 10 business days after the publication of this event. However, in accordance with applicable laws, we will not decrease the consideration offered.

   If the offer period is extended, we must give Normandy and every Normandy shareholder written notice of the extension, so long as the extension is not an extension of the offer period subsequent to the offer period being declared unconditional in all respects, in which case we will only give notice to Normandy shareholders who have not previously accepted the offer.

  CONDITIONS OF OUR OFFER

   The offer is subject to the satisfaction or waiver by us of the following conditions:

  . AUSTRALIAN FOREIGN INVESTMENT REVIEW BOARD. The Treasurer of the Commonwealth of Australia advises us in writing, before the expiration date of the offer that there is no objection under Australia's foreign investment policy or under the Foreign Acquisitions and Takeovers Act 1975
     (Cth) of Australia to our acquisition of Normandy shares if that acquisition is not otherwise in breach of that legislation or the Treasurer ceases to be entitled to make an order under Part II of that legislation regarding our acquisition of such Normandy shares;

  . MINIMUM ACCEPTANCE CONDITION. Before the end of the offer period, we and our associates have relevant interests in at least 50.1% of the Normandy shares, calculated on a fully diluted basis;

  . NEWMONT STOCKHOLDER APPROVAL. Before the end of the offer period, our stockholders shall have taken all actions necessary to approve the issuance of the shares of Newmont common stock under the offer;

  . NO PRESCRIBED OCCURRENCES. None of the following prescribed occurrences happen after November 14, 2001 and before the expiration of the offer:

      -- Normandy converting all or any of its shares into a larger or smaller number of shares under section 254H of the Corporations Act 2001 (Cth);

      -- Normandy or a subsidiary of Normandy resolving to reduce its share capital in any way;

      -- Normandy or a subsidiary of Normandy entering into a buyback agreement or resolving to approve the terms of a buyback agreement under sections 257C(1) or 257D(1) of the Corporations Act;

      -- Normandy or a subsidiary of Normandy making an issue of its shares
         (other than Normandy shares issued as a result of the exercise of options issued under Normandy's employee share bonus plan or executive share incentive plan or the issue of shares by Normandy NFM Limited, a subsidiary of Normandy, as consideration for the takeover bid for Otter Gold Mines Limited) or granting an option over its shares or agreeing to make such an issue or grant such an option;

      -- Normandy or a subsidiary of Normandy issuing, or agreeing to issue, convertible notes;

      -- Normandy or a subsidiary of Normandy disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

      -- Normandy or a subsidiary of Normandy charging, or agreeing to charge, the whole, or a substantial part, of its business or property;

      -- Normandy or a subsidiary of Normandy resolving that it be wound up;

      -- the appointment of a liquidator or provisional liquidator of Normandy or of a subsidiary of Normandy;

      -- the making of an order by a court for the winding up of Normandy or of a subsidiary of Normandy;

      -- an administrator of Normandy or of a subsidiary of Normandy being appointed under section 436A, 436B or 436C of the Corporations Act;

      -- Normandy or a subsidiary of Normandy executing a deed of company arrangement; or

      -- the appointment of a receiver, receiver and manager, other controller
         (as defined in the Corporations Act) or similar official in relation to the whole, or a substantial part, of the property of Normandy or of a subsidiary of Normandy;

  . NO MATERIAL ADVERSE CHANGE. Before the end of the offer period, no material adverse change occurs or is announced in the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

  . MISLEADING ANNOUNCEMENT. Before the end of the offer period, Normandy does not disclose any untrue statement of, or omission to state, a fact that was required to be stated, or necessary so as to make a statement not misleading, in any document filed by or on behalf of Normandy with the ASX or ASIC since January 1, 2001, where the untrue statement or omission of fact results in a material adverse effect in relation to the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

  . NO PUBLIC AUTHORITY INTERFERENCE. During the period from November 14, 2001 to the expiration of the offer:

      -- there is not in effect any preliminary or final decision, order or decree issued by any government or governmental, semi-governmental, statutory or judicial entity or authority, whether in Australia or elsewhere, including without limitation any self-regulatory organization established under statute or any stock exchange, which we refer to as a public authority,

      -- no application is made to any public authority (other than by us), or commenced by a public authority against either Newmont or Normandy, in consequence or in connection with the offer, which restrains or prohibits, or otherwise materially adversely impacts upon, the making of the offer or the completion of any transaction contemplated by the offer or the deeds of undertaking entered into by us and Normandy or the rights of us or our associates in respect of Normandy and the Normandy shares to be acquired under the offer or otherwise;

  . DEEDS OF UNDERTAKING. Before the end of the offer period, no breach of any covenant, warranty or representation made by Normandy or in the deeds of undertaking entered into by us and Normandy occurs or is announced which has a material adverse effect on the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

  . OTHER GOVERNMENTAL OR REGULATORY APPROVALS. All necessary governmental or regulatory filings (including under the HSR Act, and other competition and foreign investment approval filings or notifications) having been made, all applicable waiting periods with respect to any governmental or regulatory filings having expired or having been terminated, no action having been taken to restrain the offer by any governmental authority, and all necessary governmental or regulatory approvals having been obtained to ensure that:

      -- we can vote and acquire all the Normandy shares under the offer; and

      -- our shares of common stock and Newmont CDIs can be issued under the offer and traded without restriction, including, without limitation, under the Securities Act of 1933, as amended;

  .  AUSTRALIAN MAGNESIUM CORPORATION LIMITED COMMITMENTS

      -- neither Normandy nor any subsidiary of Normandy is a party to any agreement with Australian Magnesium Corporation Limited or is subject to any other obligation in respect of Australian Magnesium Corporation Limited for an amount greater than A$20 million other than:

       . those agreements and obligations disclosed in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001; or

       . an obligation by Normandy to subscribe for Australian Magnesium Corporation Limited shares in the manner and subject to the conditions contained in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001; and

      -- before the end of the offer period, there is no waiver of any condition precedent to the commitment of either Normandy, any subsidiary of Normandy, the syndicate of banks, the Australian Federal Government or the State Government of Queensland to provide funds to Australian Magnesium Corporation Limited being conditions precedent to commitments disclosed or referred to in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001.

   It is a term of the offer that we may, subject to section 650F of the Corporations Act, declare the offer and all other offers and all contracts resulting from the acceptance of offers to be free from the conditions (or any one or more of them or any part thereof) listed above. Any declaration made must be made by us by notice in writing to Normandy.

   In accordance with section 625(3) of the Corporations Act, the offer and all other offers and all contracts that result from the acceptance of offers are subject to the condition that:

  . an application for admission to quotation of Newmont on ASX and of the shares of Newmont common stock on the NYSE will be made within seven days after the date when our bidder's statement is given to Normandy; and

  . permission for admission to quotation of Newmont CDIs on ASX and for quotation of the shares of Newmont common stock on the NYSE will be granted no later than seven days after the end of the offer period.

   We will apply for the necessary quotations as soon as practicable in order to satisfy this condition. The offer may not be declared free of this condition.

   The condition relating to the Australian Investment Review Board above is a condition precedent to our acquisition of an interest (within the meaning of those terms in the Foreign Acquisitions and Takeovers Act) in your Normandy shares (including shares represented by Normandy ADSs). The other conditions under that paragraph are conditions subsequent. The non-fulfillment of any condition subsequent does not prevent a contract to sell Normandy shares resulting from a Normandy shareholder's acceptance of our offer, but entitles us by written notice to you, to rescind the contract resulting from the acceptance of our offer.

   Subject to the provisions of the Corporations Act, we alone have the benefit of the conditions in section (a) above and any breach or non-fulfillment of any such conditions may be relied on only by us.

   The date specified for giving the notice referred to in section 630(3) of the Corporations Act is February 7, 2002, subject to extension in accordance with section 630(2) of the Corporations Act if the offer period is extended in accordance with the Corporations Act.

   If at the end of the offer period in respect of the conditions specified in the first section above:

  . we have not declared the offer and all other offers made by us under the bid and all contracts resulting from the acceptance of offers to be free from the conditions; and

  .  the conditions have not been fulfilled,

   then all contracts resulting from the acceptance of offers and all offers that have been accepted and from whose acceptance binding contracts have not yet resulted are void. In that event, we will, if a Normandy shareholder has accepted the offer:

          (1) return at the Normandy shareholder's risk his acceptance form together with all documents forwarded by the Normandy shareholders with that form to the address as shown in the acceptance form; or

          (2) if the Normandy shares are in a CHESS Holding, notify Securities Clearing House under the Securities Clearing House Business Rules that the contract resulting from the acceptance of the offer is avoided.

THE DEEDS OF UNDERTAKING


   THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS, NOT OTHERWISE DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS, OF THE THREE DEEDS OF UNDERTAKING, TWO DATED AS OF NOVEMBER 14, 2001 AND ONE DATED AS OF DECEMBER 10, 2001, BY AND BETWEEN US AND NORMANDY, IN RELATION TO OUR OFF-MARKET BID FOR ALL THE NORMANDY SHARES HELD BY PERSONS OTHER THAN FRANCO-NEVADA. THE DEEDS OF UNDERTAKING ARE ATTACHED TO THIS DOCUMENT AS APPENDIX C. ALTHOUGH NORMANDY HAS ENTERED INTO THE DEEDS OF UNDERTAKING, NORMANDY, DESPITE REPEATED REQUESTS FROM NEWMONT, HAS DECLINED TO SUPPLY CERTAIN INFORMATION TO NEWMONT (INCLUDING ITS AUDITOR'S CONSENT) THAT WOULD

GENERALLY BE REQUIRED TO BE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS UNDER RULES PROMULGATED BY THE SEC. SEE "RISK FACTORS--RISKS RELATED TO THE TRANSACTIONS--ALTHOUGH NORMANDY HAS RECOMMENDED THE NEWMONT OFFER, IT HAS DECLINED TO PROVIDE NEWMONT WITH FINANCIAL INFORMATION THAT NEWMONT HAS REQUESTED FOR INCLUSION IN THIS DOCUMENT" AND "RISK FACTORS--RISKS RELATED TO THE TRANSACTIONS--WE HAVE NOT VERIFIED THE RELIABILITY OF THE NORMANDY INFORMATION INCLUDED IN, OR WHICH MAY HAVE BEEN OMITTED FROM, THIS DOCUMENT" ON PAGES 19 TO 20.


  FIRST DEED OF UNDERTAKING

      (a) NON-SOLICITATION. Normandy may not, nor may it permit its subsidiaries to, nor may it authorize or permit any of its officers, directors or employees or require any investment banker, attorney or other advisor, agent or representative of Normandy or its subsidiaries to:

 (1) directly or indirectly solicit, initiate or encourage the making of
              (including by way of furnishing non-public information) any inquiries or proposals regarding a competing takeover proposal;

   (2) accept or enter into any agreement, arrangement or understanding with respect to a competing takeover proposal or directly or indirectly participate in any discussions or negotiations regarding or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a competing takeover proposal; or

  (3) approve or recommend a competing takeover proposal.

          A "competing takeover proposal" is defined as any proposal or offer (not including the bid for Normandy by AngloGold as initially announced and constituted by AngloGold's bidder's statement dated October 16, 2001 and the supplementary bidder's statement dated November 1, 2001, but including any increase or proposed increase by AngloGold of the consideration offered under the AngloGold bid) with respect to any transaction that would, if completed substantially in accordance with its terms, result in any person or group of persons other than us and our subsidiaries acquiring (a) assets of Normandy and/or its subsidiaries that have, individually or in the aggregate, a market value exceeding 15% of the market value of all the assets of Normandy and its subsidiaries (taken as a whole) or (b) 25% or more of the voting shares of Normandy.

          The restrictions in (1) and (2) above do not prevent Normandy and the Normandy board from taking or refusing to take any action with respect to a bona fide competing takeover proposal, provided that the Normandy board has determined in good faith and acting reasonably after consultation with its financial advisors and outside legal counsel that the bona fide competing takeover proposal, which was not solicited, initiated or encouraged by Normandy in violation of (1) above and did not otherwise result from a breach or deemed breach of
          (1) or (2) above, is a superior takeover proposal.

          A "superior takeover proposal" is defined as a bona fide competing takeover proposal which the Normandy board has determined, acting reasonably and in good faith (after consulting its financial and legal advisors and considering all material aspects of the proposal and the party making that proposal), would, if consummated in accordance with its terms, be reasonably likely to result in a transaction more favorable to the holders of Normandy shares than our takeover bid.

          Normandy's obligations under these non-solicitation provisions do not restrict Normandy or the Normandy board from taking or failing to take actions where the Normandy board determines in good faith and acting reasonably after consulting its financial advisors and outside legal advisors that to take or fail to take such action constitutes, or would be likely to constitute, a breach of the fiduciary or statutory duties or obligations of the members of the Normandy board.

      (b) UNDERTAKING. Normandy must make a payment to us of A$38.33 million as compensation for our reasonable opportunity costs, reputational costs associated with a failed transaction and costs and expenses in connection with our proposed bid, if:

          (1) a competing takeover proposal is announced or open for acceptance and, pursuant to that proposal, the bidder acquires a relevant interest in more than 50% of all Normandy's shares and that proposal becomes free from any defeating conditions either before or after the end of the applicable offer period; or

          (2) the Normandy board fails to recommend our takeover bid in Normandy's target statement in response to our takeover bid, or the board withdraws or modifies in a manner adverse to us a recommendation previously made in respect of our bid (or proposed bid) or enters into any agreement, arrangement or understanding to recommend or support, or recommends, a competing takeover proposal.

      Normandy is not obligated to make the payment if the following events occur, unless another person, including AngloGold, makes a competing takeover proposal which becomes free from any defeating conditions either before or after the end of the applicable offer period: (a) the terms and conditions of our bid when made are materially less favorable to Normandy shareholders than the terms and conditions of the bid specified in the announcement of our intention to make our bid made on November 14, 2001; (b) our stockholders vote against the resolution to approve the issue of our securities under our bid; or (c) our bid does not receive the required approval from the Treasurer of Australia on terms acceptable to us.

      (c) SECURITY BOND. Normandy must provide a security bond to us as security for its obligation to make the payment referred to above. The security bond has been delivered.

      (d) FACILITATION OF OFFER. Normandy agrees, in certain circumstances, to permit us to dispatch our bidder's statement within five days of the date it is sent to Normandy and to use best endeavors to distribute its target statement in response to our bid as soon as practicable.

      (e) NORMANDY WARRANTIES. Normandy makes certain representations and warranties to us in connection with a number of matters, including:

             (i) its share capital and authority to enter into the deed;

            (ii) the accuracy of information it has provided to us in
                     connection with our due diligence of Normandy;

    (iii) Normandy's conduct of its business; and

            (iv) the reserves and resources of the Normandy group.

      (f) ORDINARY COURSE OF BUSINESS. Normandy agrees, until the consummation of our bid to conduct its business in the ordinary course of business consistent with past practice.

   SECOND DEED OF UNDERTAKING


   If at any time before Normandy is due to make the payment to us required by the first deed of undertaking, there is a challenge before a court or the Australian Takeover Panel concerning Normandy making the payment: (a) we will not enforce or seek to enforce Normandy's obligation to make the payment (or seek to recover the payment under Normandy's security bond) until the challenge is finally determined; and (b) if, when a challenge to Normandy's making the payment (whether it is brought before or after Normandy has made the payment to us) is finally determined, Normandy is restrained from making the payment (or any part of the payment), or if the making of the payment is determined to be illegal or unlawful (other than for any purpose by a director or officer of Normandy to obtain improper personal financial benefits), then we will not seek to recover the payment (or, if applicable, part of the payment) or damages in lieu of the payment against Normandy or any of its directors or officers, we will not seek to exercise our rights under Normandy's security bond, and, if the challenge was brought after Normandy has made the payment to us, we will refund the payment to Normandy.


   We will not seek payment or recovery from Normandy, and will refund Normandy's payment, under the circumstances outlined above as long as Normandy, in consultation with us, takes all necessary actions to vigorously defend against the challenge before the court or the Australian Takeover Panel, seeks to join us at our cost as a party to any proceeding in which the challenge is made or brought and, at our discretion, initiates all appeal rights from a decision by a court or by the Australian Takeover Panel which has the effect or result of preventing the payment from being made to us.


   THIRD DEED OF UNDERTAKING


   On December 10, 2001, the parties to the first and second deeds of undertaking agreed to amend the definition of "competing takeover proposal" to clarify that the amendment of the AngloGold bid announced on November 29, 2001 was a "competing takeover proposal," and the reference to our takeover bid was amended to refer to the takeover bid announced by us on November 14, 2001 as amended by the announcement made by us on December 10, 2001. We also agreed that we will not assert that the filing of any application to the Australian Takeover Panel by AngloGold prior to December 10, 2001 constituted a breach of any condition to our takeover bid for Normandy.


FRANCO-NEVADA LOCK-UP AGREEMENT

   THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS, NOT OTHERWISE DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS, OF THE LOCK-UP AGREEMENT, DATED AS OF NOVEMBER 14, 2001, BY AND AMONG US, FRANCO-NEVADA AND FRANCO-NEVADA MINING CORPORATION, INC. (FOR PURPOSES OF THIS SUMMARY, FRANCO-NEVADA AND FRANCO-NEVADA MINING CORPORATION, INC. ARE COLLECTIVELY REFERRED TO AS "FRANCO-NEVADA") RELATING TO FRANCO-NEVADA'S 446,100,000 NORMANDY SHARES, WHICH REPRESENT A 19.79% INTEREST IN NORMANDY, CALCULATED ON A FULLY-DILUTED BASIS, AND WHICH WE REFER TO IN THIS SUMMARY AS THE FRANCO-NEVADA NORMANDY SHARES.

      (a) SALE OF SHARES. Franco-Nevada will not, and will not permit any person over which it exercises influence or control to, contract to sell, sell or otherwise transfer or dispose of the Franco-Nevada Normandy Shares (or any interest, securities convertible into, or derivative of, or any voting rights with respect to, any of those shares), other than (a) with our prior consent or (b) pursuant to an acquisition transaction (defined below) under the circumstances described in this section.

      (b) NON-SOLICITATION. Franco-Nevada may not (and may not permit any of its subsidiaries to), directly or indirectly, through any of its or its subsidiaries' directors, officers, employees, insiders, professional advisors, agents or other authorized representatives:
          (i) solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding a competing takeover proposal; (ii) participate in any discussions or negotiations regarding any competing takeover proposal; (iii) approve or recommend any competing takeover proposal; or (iv) accept or enter any agreement, arrangement or understanding related to any competing takeover proposal, other than an acquisition transaction under the circumstances described in this section. Further, Franco-Nevada will immediately cease or cause to be terminated any existing discussions or negotiations with any person in respect of a competing proposal and shall not waive or vary any terms or conditions of any confidentiality or standstill agreement that it has with a person considering a competing proposal.

      (c) CALL NOTICE. At any time prior to Franco-Nevada making the payment referred to in (d) below, we have the right to notify Franco-Nevada (a "call notice") that we require it to sell the Franco-Nevada Normandy shares to us or any entity designated by us (subject to the Treasurer of Australia giving notice that it does not object to such acquisition, which condition relates only to such number of the Franco-Nevada Normandy shares which exceed, in number, 15% of Normandy's issued ordinary shares). The price at which the Franco-Nevada Normandy shares are to be purchased is 0.0385 of a Newmont common share (or of a common share of New Newmont that issues the shares into which the original Newmont shares are converted or for which they are exchanged in connection with the transactions contemplated by the plan of arrangement) per Normandy ordinary share.

      (d) NOTICE AND TERMINATION PAYMENT. If another party acquires a relevant interest in at least 50.1% of the Normandy shares calculated on a fully diluted basis (an "acquisition transaction"), Franco- Nevada may at any time give notice of its intention to tender the shares pursuant to the acquisition transaction. Within four business days following receipt of Franco-Nevada's tender notice, we may deliver a call notice to Franco-Nevada. If we deliver the call notice and acquire the Franco-Nevada Normandy shares under these circumstances, we may not tender those shares into the acquisition transaction that gave rise to Franco-Nevada's entitlement to deliver the tender notice. In addition, for a period of two years from the date of the acquisition transaction, we may not, directly or indirectly, contract to sell, sell or otherwise transfer or dispose of any of the Franco-Nevada Normandy shares (or any interest, securities convertible into or derivative of) or any voting rights with respect to, any of those shares, other than with Franco-Nevada's prior written consent, provided that a transfer to a wholly owned subsidiary or New Newmont that acknowledges that it is bound by the above restrictions will not require such consent.

   If we do not deliver a call notice within four business days following the delivery of Franco-Nevada's tender notice, Franco-Nevada must pay us a termination payment of US$20 million, after which time Franco-Nevada must irrevocably tender the Franco-Nevada Normandy shares to the acquisition transaction.

   If, upon the occurrence of the acquisition transaction, Franco-Nevada does not deliver a tender notice to us within 15 days, Franco-Nevada must pay us the US$20 million termination payment on that date. In addition, for two years from the date of the acquisition transaction, Franco-Nevada must not, directly or indirectly, contract to sell, sell or otherwise transfer or dispose of any of the Franco-Nevada Normandy shares (or any interest, securities convertible into, or derivative of, or any voting rights with respect to, any of the shares), other than with our prior written consent, provided that a transfer to a wholly owned subsidiary that acknowledges that it is bound by the above restrictions will not require that consent.

   At any time prior to the occurrence of an acquisition transaction as described above, if the number of the Franco-Nevada Normandy shares, together with any other Normandy shares tendered to our transaction, equals at least 50.1% of the Normandy shares (calculated on a fully diluted basis), and the conditions to our transaction capable of satisfaction prior to the take-up of Normandy shares have been otherwise satisfied or waived, we may require Franco-Nevada to tender the Franco-Nevada Normandy shares to our transaction.

                       THE ACQUISITION OF FRANCO-NEVADA

   To acquire Franco-Nevada, we have entered into an arrangement agreement under which each Franco-Nevada shareholder (other than holders who exercise and perfect their dissent rights) will be entitled to receive in exchange for each Franco-Nevada common share either (i) 0.80 of an exchangeable share or (ii)
0.80 of a share of Newmont common stock, on the terms and subject to the limitations and conditions set out in the plan of arrangement. Each Franco-Nevada shareholder will be required to make the same election between
(i) and (ii) in respect of all Franco-Nevada common shares held by that shareholder. If we complete the merger each Franco-Nevada shareholder will be entitled to receive either 0.80 of an exchangeable share (exchangeable into Holdco common stock) or 0.80 of a share of Holdco common stock in exchange for each share of Franco-Nevada common stock held, depending on the election made.

THE ARRANGEMENT AGREEMENT

   THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS, NOT OTHERWISE DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS, OF THE ARRANGEMENT AGREEMENT. THE ARRANGEMENT AGREEMENT IS ATTACHED TO THIS DOCUMENT AS APPENDIX B.

   (a) REPRESENTATIONS AND WARRANTIES. The arrangement agreement contains various representations and warranties of Newmont with respect to Newmont and our subsidiaries relating to, among other things: (a) our corporate organization, existence and similar corporate matters; (b) our capitalization; (c) the authorization, execution, delivery and enforceability of the arrangement agreement; (d) the execution and delivery of the arrangement agreement and consummation of the transaction not conflicting with or resulting in a violation of, or default under, or giving rise to a right of consent, termination or acceleration of any obligation under, or resulting in a lien on their properties or assets under their articles or by-laws, any law, regulation, order, judgment or decree and other agreements and documents, applicable to us; (e) the reports, schedules, forms, statements and other documents filed by us with the SEC, the compliance in all material respects thereof with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the accuracy of the information contained therein; (f) the absence since December 31, 2000 of any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole; (g) the absence of judgments, injunctions, orders or decrees that have the effect of impairing the conduct of the business of Newmont and any of our subsidiaries; (h) our title to our real property interests; (i) our insurance coverage; (j) the absence of litigation that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Newmont and our subsidiaries, taken as a whole; and (k) compliance with applicable laws.

      The arrangement agreement also contains various representations and warranties of Franco-Nevada with respect to Franco-Nevada and its subsidiaries relating to, among other things, (a) their corporate organization, existence and similar corporate matters; (b) their capitalization; (c) the authorization, execution, delivery and enforceability of the arrangement agreement; (d) the execution and delivery of the arrangement agreement and consummation of the transaction not conflicting with or resulting in a violation or default under, or giving rise to a right of consent, termination or acceleration of any obligation under, or resulting in a lien on their property or assets under their articles or by-laws, any law, regulation, order, judgment or decree and other agreements and documents; (e) the reports, schedules, forms, statements and other documents filed by Franco-Nevada with Canadian securities regulatory authorities, the compliance in all material respects thereof with the requirements of Canadian securities laws and the accuracy of the information contained therein; (f) the absence since March 31, 2001 of any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on Franco-Nevada and its subsidiaries, taken as a whole; (g) compliance with applicable laws; (h) the absence of judgments, injunctions, orders or decrees that have the effect of impairing the conduct of the business of Franco-Nevada and any of its subsidiaries; (i) the filing of tax returns and the payment of taxes; (j) the title of Franco-Nevada to its real property interests; (k) compliance with environmental laws; (l) ownership of intellectual property;

      (m) employment matters; (n) pension and employee benefits; (o) completeness and accuracy of financial and corporate books and records;
      (p) insurance matters; (q) the absence of litigation that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on Franco-Nevada and its subsidiaries, taken as a whole;
      (r) compliance with mine health and safety legislation; (s) dispositions of assets or property since March 31, 2001; and (t) there having been no material reduction in reserves or in the aggregate amount of mineralized material since March 31, 2001.

   (b) CONDUCT OF BUSINESS OF FRANCO-NEVADA. Prior to the effective time, unless we otherwise agree in writing, Franco-Nevada is required, and is required to cause each of its subsidiaries, to (i) conduct its business only in, not take any action except in, and maintain its facilities in, the ordinary course of business consistent with past practice, (ii) maintain and preserve its business organization and its material rights and franchises, (iii) retain the services of its officers and key employees, (iv) maintain relationships with customers, suppliers, lessees, joint venture partners, licensees, lessors, licensors and other third parties, and (v) maintain all of its operational assets in their current condition (normal wear and tear excepted) to the end that its goodwill and ongoing business are not impaired in any material respect. Without limiting the generality of the foregoing, Franco-Nevada is required (unless contemplated by the arrangement agreement or we otherwise agree in writing) to:

      (1) not do, permit any of its subsidiaries to do or permit to occur any of the following (directly or indirectly):

          (A) issue, grant, sell, transfer, pledge, lease, dispose of, encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber:

             (i) any common shares or other securities entitling the holder to rights in respect of the securities or assets of Franco-Nevada or its subsidiaries, other than pursuant to rights to acquire such securities existing at the date of the arrangement agreement, or

            (ii) any property or assets of Franco-Nevada or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

          (B) amend or propose to amend its constitutional documents (including articles or other organizational documents or by-laws);

          (C) declare or make any dividend or other distribution (in cash, securities or other property) in respect of any of its securities;

          (D) redeem, purchase or offer to purchase any securities or enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

          (E) adjust, split, combine or reclassify its capital stock or merge, consolidate or enter into a joint venture with any person;

          (F) except in accordance with existing executed agreements of purchase and sale, acquire or agree to acquire (by purchase, amalgamation, merger or otherwise) any person or assets that individually exceeds US$5 million or, in the aggregate, exceed US$10 million;

          (G) make, or commit to make, any capital expenditures that, individually exceed US$10 million or, in the aggregate, exceed US$25 million;

          (H) amend or modify, or propose to amend or modify, its shareholder rights plan;

          (I) incur, create, assume, commit to incur, guarantee or otherwise become liable or responsible for indebtedness for borrowed money, other than:

             (i) advances from subsidiaries of Franco-Nevada made in the ordinary course of business consistent with past practice;

            (ii) advances from subsidiaries of Franco-Nevada made to fund expenditures permitted by the arrangement agreement; and

           (iii) pursuant to existing operating lines of credit with third party lenders;

          (J) settle or compromise any suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation involving the possible payment or receipt of amounts that exceed, in the aggregate, US$250,000;

          (K) enter into, adopt or amend any employee benefit plan or employment agreement, except as may be required by applicable law;

          (L) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which Franco-Nevada is a party;

          (M) take any action that could give rise to a right to severance benefits pursuant to any employment, severance, termination, change in control or similar agreements or arrangements;

          (N) adopt or amend, or increase or accelerate the timing, payment or vesting of benefits under or funding of, any bonus, profit sharing compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any current or former employee, director or consultant;

          (O) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

          (P) except as otherwise required by law, make any material tax election, settle or compromise any material tax claim, file any tax return (other than in a manner consistent with past practice) or change any method of tax accounting;

          (Q) take any action to exempt or make not subject to the provisions of any take-over law or other law, which purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than we or our subsidiaries) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (R) make any changes to existing accounting practices, except as the auditors of Franco-Nevada advise in writing are required by applicable law or generally accepted accounting principles, or write up, write down or write off the book value of any assets in amount that, in aggregate, exceed US$500,000 except for depreciation and amortization in accordance with generally accepted accounting principles; or

          (S) enter into or modify any employment, severance, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, severance or termination pay to, any current or former officers, directors or other employees or consultants;

      (2) use its best efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any other coverage under those policies to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

      (3) not do or permit any action that would, or could reasonably be expected to, render any of its representations or warranties in the arrangement agreement untrue or inaccurate in a manner that would, or could reasonably be expected to, be materially adverse to Franco-Nevada and its subsidiaries, taken as a whole;

      (4) promptly notify us orally and in writing of any change in the ordinary course of its business, operations or properties and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) that, individually is, or in the aggregate are, or could reasonably be expected to be materially adverse to Franco-Nevada and its subsidiaries, taken as a whole;

      (5) not implement any other change in its business, affairs, capitalization or dividend policy that is, or in the aggregate are, or could reasonably be expected to be materially adverse to Franco-Nevada and its subsidiaries, taken as a whole; and

      (6) not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing matters.

   (c) CONDUCT OF BUSINESS AND COVENANTS BY NEWMONT. Prior to the effective time, unless Franco-Nevada otherwise agrees in writing, we are required, and are required to cause each of our subsidiaries to, (i) conduct our business and maintain our facilities in the ordinary course of business consistent with past practice, (ii) maintain and preserve our business organization and our material rights and franchises, (iii) retain the services of our officers and key employees, (iv) maintain relationships with customers, suppliers, lessees, joint venture partners, licensees, lessors, licensors and other third parties, and (v) maintain all of our operational assets in their current condition (normal wear and tear excepted) to the end that our goodwill and ongoing business are not impaired in any material respect. Without limiting the generality of the foregoing, we are required (unless contemplated by the arrangement agreement or Franco-Nevada otherwise agrees in writing) to:

      (1) not, nor permit any of our subsidiaries to, redeem, purchase or offer to purchase any securities of our capital stock, or enter into any agreement, understanding or arrangement with respect to the repurchase of our capital stock (except for transactions among Newmont and our presently existing or future direct or indirect wholly-owned subsidiaries);

      (2) not make any amendment to our certificate of incorporation that changes the fundamental attributes of Newmont common stock;

      (3) not make, declare or pay any dividend (other than quarterly dividends not in excess of US$0.03 per share of Newmont common stock and US$0.8125 per share of preferred stock, with record and payment dates consistent with past practice);

      (4) not adjust, split, combine or reclassify our capital stock or merge or consolidate with any person;

      (5) not incur, create, assume, commit to incur, guarantee or otherwise become liable or responsible for indebtedness for borrowed money that, in the aggregate, exceed US$200 million, except in the ordinary course of business consistent with past practice and other than:

          (i) advances from our subsidiaries made to fund expenditures permitted by the arrangement agreement; and

         (ii) pursuant to existing operating or replacement lines of credit with third party lenders;

      (6) not do or permit any action that would, or could reasonably be expected to, render any of its representations or warranties in the arrangement agreement untrue or inaccurate in a manner that would, or could reasonably be expected to, be materially adverse to us and our subsidiaries, taken as a whole;

      (7) promptly notify Franco-Nevada orally and in writing of any change in the ordinary course of its business, operations or properties and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) that, individually is, or in the aggregate are, or could reasonably be expected to be, materially adverse to us and our subsidiaries, taken as a whole;

      (8) not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; and

      (9) not implement any other change in its business, affairs, capitalization or divided policy that is, or in the aggregate are, or could reasonably be expected to be, materially adverse to us and our subsidiaries, taken as a whole.

   In addition, we must not (unless we first consult with Franco-Nevada) do, permit any of its subsidiaries to do or permit to occur any of the following (directly or indirectly), except in connection with the transaction and among Newmont and our direct or indirect wholly-owned subsidiaries:

      (1) issue, grant, sell, transfer, pledge, lease, dispose of, encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber:

          (A) any shares of Newmont common stock or other securities entitling the holder to rights in respect of the securities or assets of Newmont or our subsidiaries, other than pursuant to existing rights to acquire such securities; or

          (B) any property or assets of Newmont or any of our subsidiaries, except in the ordinary course of business consistent with past practice;

      (2) except in accordance with existing executed agreements of purchase and sale, acquire or agree to acquire (by purchase, amalgamation, merger or otherwise) any person or assets that individually exceed US$50 million or, in the aggregate, exceed US$100 million; or

      (3) except as provided in our regular budget, make, or commit to make, any capital expenditures that individually exceeds US$50 million.

   Under the arrangement agreement, we agree to use our best efforts to:

      (1) obtain all orders required from the applicable Canadian securities regulatory authorities to permit the first resale of:

          (A) the exchangeable shares issued pursuant to the arrangement; and

          (B) the Newmont shares issued from time to time upon exchange of the exchangeable shares,

   in each case without qualification with or approval of or the filing of any prospectus (other than in the case of a control person for purposes of Canadian securities laws);

      (2) cause the exchangeable shares to be listed and posted for trading on the TSE by the effective time and to take reasonable steps to maintain such listings for so long as there are exchangeable shares outstanding (other than securities held by us or any of our affiliates);

      (3) take reasonable steps to ensure that Newmont Canada has, at the effective time and for so long as there are exchangeable shares outstanding (other than exchangeable shares held by us or any of our affiliates), a "substantial Canadian presence" within the meaning of subsection 206(1.1) of the Income Tax Act ("ITA");

      (4) take reasonable steps to cause the listing and admission to trading on the NYSE of the shares of Newmont common stock to be issued at the effective time and from time to time (i) upon exchange of the exchangeable shares, and (ii) upon the exercise of the Franco-Nevada options, Franco-Nevada class B warrants and Franco-Nevada class C warrants; and

      (5) take reasonable steps to ensure that Newmont Canada is, at the effective time and for so long as there are exchangeable shares outstanding (other than exchangeable shares held by us or any of our affiliates), a "taxable Canadian corporation" and not a "mutual fund corporation," each within the meaning of the ITA.

   (d) NON-SOLICITATION. Franco-Nevada has agreed that it will not, and will not permit any of its subsidiaries to, directly or indirectly, through any director, officer, employee, insider, professional advisor, agent or authorized representative or otherwise, take any action that may in any way adversely affect or reduce the successful completion of the transaction. Without limiting the foregoing, Franco-Nevada has agreed that it will not, and will not permit any of its subsidiaries, directly or indirectly, through any of the foregoing to solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding an alternative transaction; participate in any discussions or negotiations regarding any alternative transaction; approve or recommend any alternative transaction; or accept or enter into any agreement, arrangement or understanding related to any alternative transaction; provided, however, that, subject to Franco-Nevada's obligation to give notice and our right to respond, nothing will prevent the board of directors from (i) complying with its obligations under applicable securities law to prepare and deliver a directors' circular in response to a take-over bid, and (ii) considering, participating in discussions or negotiations and entering into confidentiality agreements and providing information regarding an unsolicited BONA FIDE written acquisition proposal that does not result from a breach of the foregoing and that the board of directors determines by formal resolution in good faith, after consultation with its financial advisors and outside legal counsel, is a superior proposal, but only to the extent that the board of directors has also determined by formal resolution, in good faith after consultation with its outside counsel that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties.

       Franco-Nevada may accept, approve, recommend or enter into an agreement, understanding or arrangement to implement a superior proposal if (i) it has provided us with a copy of the documentation relating to the superior proposal, and (ii) five business days have elapsed from the later of the date we received written notice from the board of directors that it has resolved to accept, approve, recommend or enter into a binding agreement to implement the superior proposal, and the date we received all of the documentation relating to the superior proposal.

       During that five business day period, we will have the right, but not the obligation, to offer to amend the terms of the arrangement agreement. The board of directors will review any offer by us to amend the terms of the arrangement agreement in good faith, in consultation with its financial advisors and outside legal counsel, to determine whether the acquisition proposal to which we are responding would be a superior proposal when assessed against our amended proposal. If the board of directors does not so determine, by formal resolution, it will enter into an amended agreement with us reflecting our amended proposal. If the board of directors determines by formal resolution that the acquisition proposal is nonetheless a superior proposal and Franco-Nevada has made the payment to us described in "Termination and Termination Fees" below, Franco-Nevada may approve, recommend, accept or enter into an agreement, understanding or arrangement to implement the superior proposal, provided that in no event is the board of directors permitted to take any action that may obligate Franco-Nevada or any other person to seek to interfere with the completion of the transactions or impose any "break-up," "hello" or other fees or options or rights to acquire assets or securities, or any other obligations that would survive completion of the transaction, of Franco-Nevada or any of its subsidiaries, property or assets.

   (e) CONDITIONS TO THE TRANSACTION. The obligations of Franco-Nevada and us to consummate the transaction are subject to the satisfaction of certain mutual conditions, including (i) approval of the requisite resolutions by Franco-Nevada shareholders at the Franco-Nevada shareholders' meetings, (ii) approval of the arrangement by the Superior Court of Justice of the Province of Ontario (or the "Ontario Superior Court"),
       (iii) approval by our shareholders of the issuance of the shares of common stock to complete the arrangement and the acquisition of Normandy, (iv) listing of the shares of common stock of Newmont and the exchangeable shares issuable to Franco-Nevada shareholders pursuant to the arrangement on the NYSE and the TSE, respectively, (v) the acquisition by us and our associates of a "relevant interest" (as defined below) in at least 50.1% of the Normandy shares, calculated on a fully-diluted basis and (vi) receipt of all necessary regulatory approvals. As defined in the Corporations Act 2001, a person will have a relevant interest in securities if such person (i) is the holder of the securities, (ii) has the power to exercise, or control the exercise of, the right to vote attached to the securities or (iii) has the power to dispose of, or control the exercise of a power to dispose of, the securities.

       The obligations of Franco-Nevada to complete the transaction are subject to the satisfaction of certain conditions in its favor, including the representations and warranties of Newmont under the arrangement agreement being true and correct in all material respects and there not having occurred any event, change, effect or development that individually or in the aggregate, has had or is reasonably likely to have, a materially adverse effect on Newmont and our subsidiaries, taken as a whole.

       Our obligations to complete the transaction are subject to the satisfaction of certain conditions in our favor, including the representations and warranties of Franco-Nevada under the arrangement agreement being true and correct in all material respects, there not having been delivered and not withdrawn notices of dissent with respect to the requisite Franco-Nevada shareholder resolutions in respect of more than 4,000,000 Franco-Nevada common shares, and there not having occurred any event, change, effect or development that individually or in the aggregate, has had or is reasonably likely to have, a materially adverse effect on Franco-Nevada and its subsidiaries taken as a whole.

   (f) AMENDMENT AND WAIVER. The arrangement agreement, including the plan of arrangement, may be amended by written agreement of the parties at any time before or after the Franco-Nevada shareholder meeting, but not later than the effective date and any such amendment may, subject to applicable law or the interim order of the Ontario Superior Court, without limitation, (i) change the time for performance of any of the obligations or acts of the parties, (ii) waive any inaccuracies in or modify any representation contained in the arrangement agreement or any document to be delivered pursuant to the arrangement agreement, (iii) waive compliance with or modify any of the covenants contained in the arrangement agreement or waive or modify performance of any of the obligations of the parties, and/or (iv) waive compliance with or modify any condition precedent contained in the arrangement agreement. If Franco-Nevada or Newmont, as the case may be, proposes any amendment or amendments to the arrangement agreement or the plan of arrangement, the other must consider that amendment and if it and its security holders are not prejudiced by reason of any such amendment, it will cooperate so that that amendment can be effected subject to applicable law and the rights of the security holders.

       Franco-Nevada and we will use all efforts to obtain the approvals of the Ontario Superior Court and the Franco-Nevada shareholders in respect of any amendments to the arrangement agreement, including the plan of arrangement, to the extent required by applicable law.

   (g) TERMINATION AND TERMINATION FEES. The arrangement agreement may be terminated at any time prior to the effective time by mutual written agreement of Franco-Nevada and Newmont, or by either Franco-Nevada or Newmont, subject to the other party's right to cure in certain circumstances, if the conditions to the arrangement have not been waived or satisfied on or before October 31, 2002. Franco-Nevada may terminate the arrangement at any time if our shareholders do not approve all matters necessary to consummate the transaction or if a person other than Newmont or a related entity of Newmont unconditionally acquires not less than 50.1% of the Normandy shares, calculated on a fully diluted basis. Newmont may terminate the arrangement agreement if at any time:

      (A) the Franco-Nevada board of directors (i) does not recommend or withdraws or modifies in a manner adverse to Newmont or refuses to affirm its recommendation of the arrangement, or (ii) approves, recommends, accepts or enters into any agreement, undertaking or arrangement in respect of an alternative transaction;

      (B) the Franco-Nevada shareholders meeting is cancelled, adjourned or delayed, except as expressly contemplated by the arrangement agreement or agreed to by us in writing;

      (C) the shareholders do not cast (or do not cause to be cast) sufficient votes at the Franco-Nevada shareholders meeting to permit completion of the arrangement; or

      (D) a person other than Newmont or an affiliate of Newmont unconditionally acquires not less than 50.1% of the Normandy shares calculated on a fully diluted basis.

   Provided that we have not failed to perform any covenant required to be performed by us pursuant to the arrangement agreement (or such failure is not materially adverse to Franco-Nevada and its subsidiaries taken as a whole) and no representation or warranty made by us contained in the arrangement agreement is untrue in any material respect, if we exercise our right of termination pursuant to: (a) clauses (A), (B) or (C) above (where, in the case of clause (C), at the time of the Franco-Nevada shareholders meeting a bona fide acquisition proposal that has been made has not been withdrawn), Franco-Nevada will immediately pay to us US$100 million in immediately available funds to an account designated by us; or (b) clause
   (C) above, where, at the time of the Franco-Nevada shareholders meeting, a bona fide acquisition proposal that has been made has been withdrawn or no such proposal has been made, Franco-Nevada will immediately pay to us US$20 million in immediately available funds to an account designated by us. In addition, with respect to paragraph (b), if, at any time within 12 months after the date of such payment, Franco-Nevada approves, recommends, accepts, enters into or consummates an acquisition proposal, Franco-Nevada will pay to us US$80 million in immediately available funds to an account designated by us upon consummation of that acquisition proposal. Franco-Nevada will not be obligated to make payments exceeding US$100 million pursuant to the provisions above.

   If (i) the Franco-Nevada shareholders approve the transaction and our shareholders do not approve the transaction, (ii) Franco-Nevada has not failed to perform any covenant required to be performed by it pursuant to the arrangement agreement (or such failure is not materially adverse to Franco-Nevada and its subsidiaries or Newmont and our subsidiaries, in each case taken as a whole), (iii) no representation or warranty made by Franco-Nevada is untrue in any material respect, and (iv) Franco-Nevada exercises its right to terminate the arrangement agreement, we will pay to Franco-Nevada US$10 million in immediately available funds to an account designated by Franco-Nevada, for its out-of-pocket expenses.

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE FRANCO-NEVADA
TRANSACTION

   The arrangement requires approval by the Ontario Superior Court and the approval of the Franco-Nevada shareholders at the Franco-Nevada shareholders meeting. On December 27, 2001, Franco-Nevada obtained the requisite interim order from the Ontario Superior Court approving, among other things, calling the Franco-Nevada shareholders meeting to be held on January 30, 2002 in connection with the plan of arrangement. Subject to the approval of the requisite arrangement resolutions by the Franco-Nevada shareholders at the Franco-Nevada shareholder meeting, the hearing in respect of the requisite final order from the Ontario Superior Court is scheduled to take place on February 1, 2002. At this hearing, the Ontario Superior Court will consider, among other things, the fairness and reasonableness of the arrangement. The Ontario Superior Court may approve the arrangement as proposed or as amended in any manner the Ontario Superior Court may direct, subject to compliance with such terms and conditions, if any, as the Ontario Superior Court deems fit.

   Assuming the final order is granted and other conditions to the arrangement agreement are satisfied or waived, we anticipate that the documents necessary to consummate the transactions contemplated under the arrangement agreement will be executed and delivered. We currently anticipate that the effective date will occur prior to the end of February 2002.

                  OTHER MATTERS RELATING TO THE TRANSACTIONS

   CHAMPION DE CRESPIGNY ESCROW AGREEMENT

   In connection with Mr. Champion de Crespigny's proposed appointment to the board of directors of New Newmont, it has been proposed that Mr. Champion de Crespigny will be requested to agree to a voluntary escrow of Newmont CDIs which are issued to him under the offer for a maximum period of two years from the issue date.

   Mr. Champion de Crespigny disclosed in Normandy's target statement in response to the AngloGold bid that he and his associates held 71,076,161 Normandy shares.

   See "The Transactions--Interests of Certain Persons in the Transactions" for a discussion of Mr. Champion de Crespigny's interests in the transactions.

   SCHULICH AND LASSONDE LOCK-UP AND ESCROW AGREEMENTS

   THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE LOCK-UP AND ESCROW AGREEMENTS, DATED AS OF NOVEMBER 14, 2001 BY AND BETWEEN US AND PIERRE LASSONDE AND BY AND BETWEEN US AND SEYMOUR SCHULICH.

   Seymour Schulich, Chairman of the Board and Co-Chief Executive Officer of Franco-Nevada, and his affiliates own 10,200,492 Franco-Nevada common shares and Pierre Lassonde, president and co-chief executive officer of Franco-Nevada, and his affiliates own 3,651,167 Franco-Nevada common shares (and Franco-Nevada options to purchase 667,200 Franco-Nevada common shares), representing, in the aggregate, approximately 8.7% of the Franco-Nevada common shares issued and outstanding. Pursuant to the lock-up agreements, each of Mr. Schulich and Mr. Lassonde has agreed that all of his Franco-Nevada common shares (including common shares acquired by him after the date of the lock-up agreements) will be voted in favor of the transaction and that he will not vote any of his Franco-Nevada common shares in favor of any alternative transaction. Each of Mr. Schulich and Mr. Lassonde irrevocably agrees, among other things, that he will not, and will not permit any person over which he exercises influence or control to, contract to sell, sell or otherwise transfer or dispose of any of his Franco-Nevada common shares (or any interest, securities convertible into or any voting rights with respect to any of his Franco-Nevada common shares), other than pursuant to the arrangement or with our prior written consent. The lock-up agreements further provide that each of Mr. Schulich and Mr. Lassonde:

   (a) will not permit any person over which he exercises influence or control, directly or indirectly (including, if applicable, through its directors, officers, employees, insiders, professional advisors, agents or other authorized representatives) to take any action that may in any way adversely affect or reduce the likelihood of the successful completion of the transaction; and

   (b) will not (and will not permit any of its subsidiaries to), directly or indirectly, through any of its or its subsidiaries' directors, officers, employees, insiders, professional advisors, agents or other authorized representatives:

      (i) solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding an alternative transaction;

     (ii) participate in any discussions or negotiations regarding any alternative transaction;

    (iii) approve or recommend any alternative transaction; or

     (iv) accept or enter any agreement, arrangement or understanding related to any alternative transaction.

   Pursuant to the escrow agreements, each of Mr. Schulich and Mr. Lassonde has deposited or agreed to deposit in escrow the certificate(s) representing the Franco-Nevada common shares referred to in the lock-up agreements (and, in the case of Mr. Lassonde, the certificate(s) representing Franco-Nevada common shares issued upon exercise of his Franco-Nevada stock options). The Franco-Nevada common shares deposited in escrow will be released, subject to accelerated release in certain events, three months following the termination of the escrow agreements. On the effective date of the acquisition of Franco-Nevada, 30% of the exchangeable shares received in exchange for the escrowed Franco-Nevada common shares will be released and the balance will be released as to 30% on the first anniversary of the effective date, and as to 20% on each of the second and third anniversaries of the effective date.

JOINT VENTURE BETWEEN NEWMONT AND NORMANDY

   Newmont and Normandy each has a 50% interest in the Pajingo joint venture as successors to a joint venture agreement between Posgold Operations Pty Ltd and Battle Mountain (Australia) Inc. Under the joint venture agreement, Normandy manages mine operations and exploration. For these services, Normandy receives a management fee of approximately A$1.2 million per annum from Newmont.

NEWMONT PROPERTIES SUBJECT TO FRANCO-NEVADA ROYALTIES

   Newmont owns and in some cases actively conducts operations on a number of properties in Nevada which are subject to the payment of a production royalty to Franco-Nevada. The following properties are currently producing and provided Franco-Nevada with the royalty payment indicated over the period of October 1, 2000 through September 30, 2001:

  . The Deepstar Mine, for which Franco-Nevada received US$579,795 in payments based on a variable royalty of 5.75%-6% NSR;

  . The Deep Post Mine, for which Franco-Nevada receives a variable royalty of 5.5%-6% NSR. The BLLS 5-0 Stockpile is subject to a royalty of 4.62% NSR. The combined royalty from Deep Post and BLLS 5-0 Stockpile production was US$867,737;

  . The Maggie Creek claims, for which Franco-Nevada received US$154,872 in payments based on a variable royalty of 3.072%-4.9% NSR; and

  . The Good Hope patents and Nevada King claims, for which Franco-Nevada received US$14,739 in payments based on a royalty of 8% NSR.

   Non-producing properties owned by Newmont that are subject to Franco-Nevada royalties include: the Barr claims (2% NSR), Carlin Valley claims and adjacent lands (3.6% NSR), Chicago claims (5% NSR), Golden Boy claims (3% NSR), Joe and Don claims (5% NSR), London claims (5% NSR), a part of the Lone Tree Mine (1%
NSR), Micron claims (3% NSR), and Getchell Section 13 lands (2% NSR). Effective December 4, 2001, Newmont and Getchell Gold Corporation entered into an agreement under which Newmont will process a 150,000 ton ore stockpile, which is subject to a 2% NSR royalty in favor of Franco-Nevada. In addition, Franco-Nevada has 0.5%-4% NSR interest covering parts of Newmont's Holloway camp in Ontario, Canada, currently non-producing, pursuant to which arrangements Franco-Nevada receives annual advanced royalty payments of $25,000.